UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 6, 2009

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)  On July 6, 2009, W. John Short was appointed as President of NutraCea effective July 6, 2009.  Mr. Short, 60, brings over 25 years experience to this newly created position.  Mr Short has held senior  positions with consumer products and financial services business in North America, South America, Asia and Europe including President and Chief Operating Officer of Hong Kong-based Esprit Far East Ltd, Chief Executive Officer of Dusseldorf-based Esprit Europe, Chief Executive Officer of San Francisco-based global licensing company Esprit International, Chief Executive Officer, President and Chief Operating Officer of Joe Boxer, Inc. and EVP North America of Miami based Sunglass Hut International where he was responsible for 2,000 retail stores and 7,000 employees. Mr. Short also spent over a decade in corporate banking, government lending and financial institutions lending with Citibank in New York, Venezuela, Ecuador and Hong Kong.  Mr. Short earned dual under graduate degrees in economics and Spanish from Dartmouth College and an MBA summa cum laude from the Thunderbird School of Global Management.

Mr. Short and NutraCea entered into an employment agreement on July 6, 2009 which was amended on July 7, 2009 (the “Employment Agreement”).  The Employment Agreement has a term ending on June 30, 2012, with the term extended automatically for successive one-year terms unless either party notifies the other in writing at least 180 days prior to the expiration of the then-effective term of such party’s intention not to renew the Employment Agreement.  Pursuant to the employment agreement, NutraCea agreed to pay Mr. Short an annual salary of $300,000 which shall increase to $350,000 on June 30, 2010.  Mr. Short is entitled to a one-time cash bonus of $150,000 and reimbursement for moving expenses for the relocation of Mr. Shorts’ primary residence to Phoenix, Arizona.  Mr. Short may be eligible to earn an annual bonus each year up to 75% of his annual salary and a discretionary bonus each year up to 100% of his annual salary, with the actual amount and requirements of these bonuses to be determined by NutraCea’s Board of Directors or Compensation Committee.  In addition, Mr. Short may earn an initial bonus of $100,000 if NutraCea can raise $7,000,000 in cash on or before December 31, 2009.

If the employment of Mr. Short is terminated by NutraCea without “cause” (as defined in the employment agreement) or is terminated by Mr. Short with “good reason” (as defined in the employment agreement), then Mr. Short will be entitled to receive an amount equal to the monthly base salary multiplied by the number of months remaining on the term of the employment agreement plus any bonuses earned.

In connection with Mr. Short becoming an employee of NutraCea, NutraCea granted to Mr. Short employee stock options to purchase 1,200,000, 2,400,000 and 1,400,000 shares of common stock at a price per share equal to $0.20.  The option to purchase 1,200,000 shares of common stock shall begin to vest on the earlier of August 15, 2009 or on the day that NutraCea appoints Mr. Short Chief Executive officer of NutraCea.  400,000 shares will vest on that date.  Following that date, the 66,666 2/3 shares will vest on the last business day of each calendar quarter until June 30, 2012.  The option to purchase 2,400,000 shares of common stock shall begin to vest on the earlier of August 15, 2009 or on the day that NutraCea appoints Mr. Short Chief Executive officer of NutraCea.  800,000 shares will vest on that date.  Following that date, the 133,333 1/3 shares will vest on the last business day of each calendar quarter until June 30, 2012.  The option to purchase 1,400,000 shall vest on July 1, 2012.  If NutraCea offers Mr. Short the role of Chief Executive Officer and Mr. Short refuses to be appointed, the options for 2,400,000 and 1,400,000 shall immediately terminate.

The description of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, which is attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with W. John Short dated July 6, 2009

10.2	First Amendment to the Employment Agreement dated July 7, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: July 10, 2009	By:	/s/ James C. Lintzenich
James C. Lintzenich
Chief Executive Officer
(Duly Authorized Officer)